Exhibit (a)(1)(E)

Election Form

DEALERTRACK HOLDINGS, INC.

AGREEMENT TO TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL THE TERMS OF THE OFFER TO EXCHANGE (THE “EXCHANGE OFFER”) AS SET FORTH IN THE OFFERING DOCUMENTS

YOU CAN MAKE YOUR ELECTION ELECTRONICALLY ON THIS WEBSITE BY CLICKING THE “I AGREE” BUTTON AT THE BOTTOM OF THIS PAGE.

If you would like to participate in this Exchange Offer, please indicate your election by checking the applicable boxes on the election form before 11:59 p.m. Eastern Time on September 3, 2009, unless the Exchange Offer is extended.

You may change or withdraw this election by a new properly submitted electronic submission on this website before 11:59 p.m. Eastern Time on September 3, 2009, unless the Exchange Offer is extended.

By electing to exchange Eligible Options, I understand and agree to all of the following:

1. I hereby agree to exchange my Eligible Options for New Options as indicated on the election form in accordance with the terms of the Exchange Offer as set forth in the Exchange Offer, dated August 7, 2009, of which I hereby acknowledge receipt. Each Eligible Option indicated on the election form will be cancelled on September 3, 2009 or, if the Offer is extended, on the extended expiration date. The New Options will be granted to me on September 4, 2009 in accordance with the terms of the Exchange Offer, or if the Exchange Offer is extended, on the first business day following the expiration of the extended Exchange Offer.

2. The Exchange Offer is currently set to expire at 11:59 p.m. Eastern Time on September 3, 2009, unless DealerTrack, in its sole discretion, extends the period of time during which the Exchange Offer will remain open.

3. If I cease to be employed by DealerTrack or its subsidiaries before DealerTrack grants me New Options in exchange for my Eligible Options, I will not receive any New Options. Instead, I will keep my current Eligible Options, and they will expire in accordance with their terms.

4. Until 11:59 p.m. Eastern Time on September 3, 2009, I will have the right to amend the elections that I have made with respect to some or all of the Eligible Options that I have elected to exchange. However, after that time I will have no ability to amend my election unless the Exchange Offer is extended. The last properly submitted election form prior to the expiration of the Exchange Offer shall be binding. Until the offer period closes on September 3, 2009, I may withdraw my tendered Eligible Options at any time prior to DealerTrack’s acceptance of such options for exchange pursuant to such Exchange Offer.

5. The tender of some or all of my Eligible Options will constitute my acceptance of all the terms and conditions of the Exchange Offer. Acceptance by DealerTrack of my Eligible Options for exchange pursuant to the Exchange Offer will constitute a binding agreement between DealerTrack and me upon the terms and subject to the conditions of the Exchange Offer.

6. I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on the election form are true and correct.

7. I am not required to tender all or some of my eligible options pursuant to the Exchange Offer.

8. DealerTrack Holdings, Inc., its affiliates and/or any independent firms hired with respect to this Exchange Offer cannot give me legal, tax or investment advice with respect to the Exchange Offer, and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Exchange Offer.

9. Under certain circumstances set forth in the Exchange Offer, DealerTrack may terminate or extend the Exchange Offer and/or postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.

I understand that neither DealerTrack nor the Compensation Committee of the Board of Directors of DealerTrack Holdings is making any recommendation as to whether I should accept or refrain from accepting the Exchange Offer, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the New Options that I receive in exchange for my Eligible Options may decline in value following this exchange. I further understand that past and current market prices of DealerTrack Holdings Common Stock may provide little or no basis for predicting what the market price will be when DealerTrack grants me New Options in exchange for my tendered Eligible Options or at any other time in the future.

I have read the Exchange Offer; the instructions set forth on this website; the Election Form; and this Agreement to Terms of Election.

To make your election please click the “I Agree” button at the bottom of the page.

DELIVERY OF THIS ELECTION FORM BY ANY MEANS OTHER THAN BY CLICKING THE “I AGREE” BUTTON, INCLUDING FACSIMILE, HAND DELIVERY, INTER-OFFICE OR U.S. MAIL AND FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE), WILL NOT CONSTITUTE VALID DELIVERY.